Exhibit 99.1
KINDER MORGAN REPORTS SECOND QUARTER 2023 FINANCIAL RESULTS

Beats Budget for the Second Quarter, Returns Value to Shareholders and Maintains Healthy Balance Sheet

HOUSTON, July 19, 2023 - Kinder Morgan, Inc.’s (NYSE: KMI) board of directors today approved a cash dividend of $0.2825 per share for the second quarter ($1.13 annualized), payable on August 15, 2023, to stockholders of record as of the close of business on July 31, 2023. This dividend is a 2% increase over the second quarter of 2022.

The company is reporting second quarter net income attributable to KMI of $586 million, compared to $635 million in the second quarter of 2022 and distributable cash flow (DCF) of $1,076 million, compared to $1,176 million in the second quarter of 2022. Adjusted Earnings were $540 million for the quarter, versus $621 million in the second quarter of 2022. Adjusted EBITDA and DCF for the quarter were both above our 2023 plan.

“As we reiterate every quarter, the KMI board and management team are fully committed to the use of our strong cash flow to benefit our shareholders,” said Executive Chairman Richard D. Kinder. “We focus on maintaining a strong balance sheet while internally funding capital projects that produce returns well in excess of our cost of capital — including projects that are part of the ongoing energy evolution toward a lower carbon future. We also continue to pay a healthy and growing dividend which, based on our current stock price, results in a top 10 yield in the S&P 500 with robust coverage. Finally, we have continued the opportunistic repurchasing of our shares, totaling almost 20 million repurchased shares for approximately $330 million so far this year.”

“KMI once again saw the value of its existing natural gas transportation and storage assets that are able to respond to volatile market conditions caused by extreme weather events and an increasingly intermittent resource-based electric grid,” said Chief Executive Officer Steve Kean. “Our 700 billion cubic feet (Bcf) of operated natural gas storage capacity is particularly useful in backstopping intermittent renewable electricity resources. Financial contributions from the Natural Gas Pipeline business segment were up relative to the second quarter of 2022 and ahead of budget. Our Terminals business segment also over performed relative to both the second quarter of 2022 and budget.

“We are executing on capital-efficient expansions of our existing natural gas pipeline and storage systems. We continued working to add approximately 550 million cubic feet per day (MMcf/d)

of capacity to the Permian Highway Pipeline (PHP) system. We also began construction on an expansion project at our Markham Storage facility along the Texas Gulf Coast, where we will be adding more than 6 Bcf of incremental working gas storage capacity.”

“In the face of lower commodity prices and higher interest expense versus the second quarter of 2022, the company generated earnings per share of $0.26, DCF per share of $0.48 and robust excess coverage of our dividend. Significantly, both Adjusted EBITDA and DCF for the quarter were above our 2023 plan,” said KMI President Kim Dang.

“Earnings per share for the quarter were down 7%. DCF per share was down 8% as compared to the second quarter of 2022. In addition to lower commodity prices and higher interest expense, DCF was also impacted by higher sustaining capital expenditures versus the prior year period. Excluding the impact of lower commodity prices and higher interest expense, our performance would have been favorable to the prior year period.

“KMI’s balance sheet is strong, as we ended the second quarter with a Net Debt-to-Adjusted EBITDA ratio of 4.1 times, in line with our budget and well below our long-term target of approximately 4.5 times. This is especially noteworthy given that we executed approximately $200 million in unbudgeted, opportunistic share repurchases during the quarter,” continued Dang.

“Our project backlog at the end of the second quarter was $3.7 billion, flat to the first quarter. In calculating backlog Project EBITDA, we exclude the CO2 business segment, where there is more variability to earnings than our other business segments, but higher return thresholds to compensate. We have also adjusted the calculation this quarter to exclude gathering and processing projects due to the similarly uneven earnings associated with those projects. This exclusion has the effect of increasing our backlog multiple compared to what has previously been reported. We expect the remaining $2.6 billion in projects in the backlog to generate an average Project EBITDA multiple of approximately 4.2 times, which compares to a multiple of 3.9 times calculated on the same basis for the prior quarter.

“With continued strong emphasis on our base business, we are also devoting roughly 80% of our project backlog to lower-carbon energy investments, including natural gas as a substitute for higher emitting fuels, producer certified natural gas, renewable natural gas (RNG), renewable diesel (RD), and feedstocks associated with RD and sustainable aviation fuel (SAF),” said Dang.

Dang continued, “During the quarter, we placed in service our renewable feedstock storage and logistics hub project with Neste at our Harvey, Louisiana Terminal, and continued work on the RD and SAF feedstock storage and logistics offering at our Geismar River Terminal in Geismar, Louisiana.

“In our Energy Transition Ventures group, the Twin Bridges landfill RNG facility began commercial in-service at the end of June, while permitting and engineering design continue to progress on our conversion of the Autumn Hills landfill gas site to an RNG facility. Along with the Indiana RNG projects under construction at the Liberty and Prairie View landfills, we continue to seek projects in the energy evolution that we expect to generate attractive returns for our shareholders.”

For the first six months of 2023, the company reported net income attributable to KMI of $1,265 million, compared to $1,302 million for the first six months of 2022; and DCF of $2,450 million, down 7% from $2,631 million for the comparable period in 2022. Net income and DCF were down compared to the prior period due to lower commodity prices and higher interest expense. DCF was further impacted by higher sustaining capital expenditures versus the prior year period.

2023 Outlook

For 2023, KMI budgeted net income attributable to KMI of $2.5 billion ($1.12 per share) and expects to declare dividends of $1.13 per share, a 2% increase from the dividends declared for 2022. The company also budgeted 2023 DCF of $4.8 billion ($2.13 per share), Adjusted EBITDA of $7.7 billion and to end 2023 with a Net Debt-to-Adjusted EBITDA ratio of 4.0 times, well below our long-term target of 4.5 times.

While we are on budget year-to-date, we now expect to finish 2023 slightly below our plan on a full-year basis, all of which can be explained by expected lower commodity prices. So far, crude oil and natural gas prices have been below our full year 2023 budget assumptions of $85 per barrel and $5.50 per MMBtu, respectively, and our NGL to crude ratio has been below our budgeted ratio of 45%. We do expect strong performance in our overall business to partially offset the weaker pricing.

This press release includes Adjusted Earnings and DCF, in each case in the aggregate and per share, Adjusted Segment EBDA, Adjusted EBITDA, Net Debt, free cash flow (FCF) and Project EBITDA, all of which are non-GAAP financial measures. For descriptions of these non-GAAP financial measures and reconciliations to the most comparable measures prepared in accordance with generally accepted accounting principles, please see “Non-GAAP Financial Measures” and the tables accompanying our preliminary financial statements.

Overview of Business Segments

“The Natural Gas Pipelines business segment’s financial performance was up in the second quarter of 2023 relative to the second quarter of 2022, primarily on higher contributions from Midcontinent Express Pipeline, our Texas Intrastate system, El Paso Natural Gas (EPNG), our Stagecoach asset and Tennessee Gas Pipeline (TGP), partially offset by lower contributions from our Eagle Ford gathering system assets,” said Dang.

Natural gas transport volumes were up 5% compared to the second quarter of 2022, primarily from increases on EPNG due to returning a pipeline to service and the retirement of a coal-fired power plant, and on our Texas Intrastate system across a variety of existing shippers and new contracts, partially offset by reduced volumes on TGP. Natural gas gathering volumes were up 19% from the second quarter of 2022 across most of our systems.

“Contributions from the Products Pipelines business segment were down compared to the second quarter of 2022 largely due to the impact in the prior year period of sharply rising commodity prices, primarily impacting our transmix business. The crude and condensate business was also impacted by lower recontracting rates in the Eagle Ford. Total refined products volumes were relatively flat compared to the second quarter of 2022,” Dang said. “Gasoline volumes were below the comparable period last year by 1% and diesel volumes were down 4%. Jet fuel volumes continued their strong rebound, up 9% versus the second quarter of 2022. Volumes in our crude and condensate business were up 4% in total.”

“Terminals business segment earnings were up compared to the second quarter of 2022. Earnings contributions from our Jones Act tanker business were meaningfully higher compared to the prior year period on higher average charter rates. The fleet remains fully contracted under term charter agreements. Our bulk business benefited from rate escalations across multiple commodities as well as higher coal and fertilizer volumes compared to the prior year period,” continued Dang. “Our liquids business was down modestly, as contributions from growth projects and rate escalations were more than offset by higher operating costs and weakness across certain of our domestic truck rack assets. Utilization, particularly at our key refined product hubs along the Houston Ship Channel and in New York Harbor, strengthened in the quarter. The earnings variance for the quarter was also impacted by a gain on the sale of an idled petroleum rack terminal realized in the prior year period.”

“CO2 business segment earnings were down compared to the second quarter of 2022, primarily due to lower realized natural gas liquids (NGL) and CO2 prices. Our realized weighted average NGL price for the quarter was down 25% from the second quarter of 2022 at $31.22 per barrel, our realized weighted average CO2 prices were down $0.65 or 35%, and our realized weighted average crude oil price was $67.73, down 2%,” said Dang. “Second quarter 2023 combined net oil production across our fields was up 7% compared to the same period in 2022. Crude volumes for the year are forecasted to be above plan, a remarkable achievement given the impact of an extended outage at SACROC in the first quarter. NGL sales volumes net to KMI were flat versus the second quarter of 2022. CO2 sales volumes were down 2% on a net-to-KMI basis compared to the second quarter of 2022. CO2 volumes are expected to be above plan for the year.”

Other News

Corporate
•During the second quarter, KMI repurchased approximately 12.3 million shares for $203.4 million at an average price of $16.57 per share. Year-to-date, KMI has repurchased approximately 19.9 million shares for $329.9 million at an average price of $16.61 per share, leaving $1.73 billion in remaining authorized capacity for additional share repurchases.

Natural Gas Pipelines
•Construction continues on the project to expand PHP’s capacity by approximately 550 MMcf/d, increasing natural gas deliveries from the Permian to U.S. Gulf Coast markets. The project remains on track for an expected in-service of December 2023. PHP is jointly owned by subsidiaries of KMI, Kinetik Holdings Inc. and Exxon Mobil Corporation. KMI is the operator of PHP.

•KMI has begun construction on its Markham Storage Expansion project which will expand the working gas storage capacity at its Markham Storage facility (Markham) in Matagorda County along the Texas Gulf Coast. The project involves an additional cavern at Markham to provide more than 6 Bcf of incremental working gas storage capacity and 650 MMcf/d of incremental withdrawal capacity on KMI’s extensive Texas intrastate system. Shippers have subscribed to most of the available capacity under long-term agreements, and commercial in-service for the project is expected in January 2024.

•On July 12, 2023, Kinder Morgan Tejas Pipeline LLC (Tejas) announced a project to expand its Eagle Ford natural gas transportation system to deliver nearly 2 Bcf/d of Eagle Ford production to Gulf Coast markets. As part of the approximately $251 million project, Tejas is constructing an approximately 67-mile, 42-inch pipeline commencing at its existing Kinder Morgan Texas Pipeline compressor station near Freer, Texas to the Tejas pipeline system near Sinton, Texas. Construction activities are already underway, and the pipeline is expected to be in service in the fourth quarter of 2023.

•Construction activities are well underway on all three of the compressor stations involved in TGP’s approximately $263 million East 300 Upgrade project. TGP has entered into a long-term, binding agreement with Con Edison to provide approximately 115 MMcf/d of capacity to its distribution system. The expansion project involves upgrading and adding compression facilities on TGP’s system. Pending receipt of all required permits, the project has an expected in-service date of November 1, 2023.

•The two-phase $678 million Evangeline Pass project includes modifications and enhancements to portions of the TGP and Southern Natural Gas (SNG) systems in Mississippi and Louisiana, enabling the delivery of the full FERC-certificated project volumes to Venture Global’s proposed Plaquemines LNG facility. Construction activities are underway for phase 1 of the project, which includes general operational upgrades enabling TGP to provide approximately 900 MMcf/d of natural gas transportation capacity to Venture Global’s facility. Pending receipt of all required permits, TGP and SNG expect to begin construction on phase 2 of the project sometime in the third quarter of 2023. Phase 2 will allow TGP and SNG to jointly provide an additional 1.1 Bcf/d of natural gas transportation capacity to the Plaquemines LNG facility. The expected in-service dates for each phase will be aligned with Venture Global’s in-service dates.

•On June 30, 2023, TGP received its Final Environmental Impact Statement from the FERC for its $180 million project that includes a new 32-mile pipeline to transport approximately 245 MMcf/d of natural gas from its existing system to the Tennessee Valley Authority’s (TVA) proposed 1,450 megawatt generation facility at an existing site in Cumberland, Tennessee. The new generation facility supports TVA’s initiative to build the energy system of the future, focusing on cleaner energy that provides low-cost, reliable electricity to the Tennessee Valley. Pending receipt of all required permits and clearances, the TGP project has an expected in-service date of September 1, 2025.

Terminals
•Detailed engineering and design work continues on KMI’s latest expansion to the company’s industry-leading RD and SAF feedstock storage and logistics offering in its lower Mississippi River hub. The scope of work at its Geismar River Terminal in Geismar, Louisiana includes the construction of multiple tanks totaling approximately 250,000 barrels of heated storage capacity as well as various marine, rail and pipeline infrastructure improvements. The approximately $52 million project, which is supported by a long-term commercial commitment, is expected to be in service by the fourth quarter of 2024.

•Field work is nearing completion on a previously-announced vapor recovery unit (VRU) project that will significantly reduce the emissions profile of KMI’s refined products terminal hub along the Houston Ship Channel. The approximately $64 million investment will address emissions related to product handling activities at KMI’s Galena Park and Pasadena terminals and will generate an attractive return on invested capital. The expected Scope 1 & 2 CO2 equivalent emissions reduction across the combined facilities is approximately 34,000 metric tons per year, or a 38% reduction in total facility greenhouse gas emissions, versus 2019 (pre-pandemic) emissions. The VRU project is expected to be in service by the third quarter of 2023.

•KMI’s renewable feedstock storage and logistics hub project with Neste at its Harvey Terminal was placed in-service on May 8, 2023. The facility serves as a hub in the U.S. where Neste, a leading provider of RD and SAF, is storing a variety of feedstocks such as used cooking oil. The project is supported by a long-term commercial commitment from Neste and, at Neste’s option, the facility can be further expanded.

CO2
•On June 1, 2023, KMI closed its $15 million acquisition of Parallel Petroleum’s interest in the Diamond M Field. Diamond M is located directly adjacent to our existing SACROC field and is currently producing 466 barrels of oil per day on a net basis. It is currently under waterflood, but it is expected to be very receptive to CO2 flooding given its proximity to SACROC. Implementation of enhanced oil recovery is projected to begin in 2024.

Energy Transition Ventures
•The Twin Bridges landfill RNG facility began commercial in-service at the end of June 2023. Together with the other Indiana RNG projects under construction at the Liberty and Prairie View landfills, which are expected to begin commissioning in the third quarter of 2023, these three projects will add approximately 3.9 Bcf to KMI’s total annual RNG capacity.

•Permitting and engineering design continue to progress on KMI’s previously announced conversion of the Autumn Hills, Michigan, landfill gas site to an RNG facility. The site is expected to be placed in service in the second quarter of 2024 with a capacity of 0.8 Bcf of RNG annually.

Kinder Morgan, Inc. (NYSE: KMI) is one of the largest energy infrastructure companies in North America. Access to reliable, affordable energy is a critical component for improving lives around the world. We are committed to providing energy transportation and storage services in a safe, efficient and environmentally responsible manner for the benefit of the people, communities and businesses we serve. We own an interest in or operate approximately 82,000 miles of pipelines, 140 terminals, 700 billion cubic feet of working natural gas storage capacity and have renewable natural gas generation capacity of approximately 3.8 Bcf per year with an additional 3.1 Bcf in development. Our pipelines transport natural gas, refined petroleum products, crude oil, condensate, CO2, renewable fuels and other products, and our terminals store and handle various commodities including gasoline, diesel fuel, jet fuel, chemicals, metals, petroleum coke and ethanol and other renewable fuels and feedstocks. Learn more about our work advancing energy solutions on the lower carbon initiatives page at www.kindermorgan.com.

Please join Kinder Morgan, Inc. at 4:30 p.m. ET on Wednesday, July 19, at www.kindermorgan.com for a LIVE webcast conference call on the company’s second quarter earnings.

Non-GAAP Financial Measures

Our non-GAAP financial measures described below should not be considered alternatives to GAAP net income attributable to Kinder Morgan, Inc. or other GAAP measures and have important limitations as analytical tools. Our computations of these non-GAAP financial measures may differ from similarly titled measures used by others. You should not consider these non-GAAP financial measures in isolation or as substitutes for an analysis of our results as reported under GAAP. Management compensates for the limitations of our consolidated non-GAAP financial measures by reviewing our comparable GAAP measures identified in the descriptions of consolidated non-GAAP measures below, understanding the differences between the measures and taking this information into account in its analysis and its decision-making processes.

Certain Items, as adjustments used to calculate our non-GAAP financial measures, are items that are required by GAAP to be reflected in net income attributable to Kinder Morgan, Inc., but typically either (1) do not have a cash impact (for example, unsettled commodity hedges and asset impairments), or (2) by their nature are separately identifiable from our normal business operations and in most cases are likely to occur only sporadically (for example, certain legal settlements, enactment of new tax legislation and casualty losses). (See the accompanying Tables 2, 3, 4, and 6.) We also include adjustments related to joint ventures (see “Amounts from Joint Ventures” below).

The following table summarizes our Certain Items for the three and six months ended June 30, 2023 and 2022.

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
	(In millions)
Certain Items
Fair value amortization	$4	$(3)	$—	$(7)
Change in fair value of derivative contracts (1)	(62)	(27)	(130)	55
Loss on impairment	—	—	67	—
Income tax Certain Items (2)	12	5	13	(15)
Other	—	11	—	18
Total Certain Items (3)(4)	$(46)	$(14)	$(50)	$51

Notes
(1)	Gains or losses are reflected when realized.
(2)	Represents the income tax provision on Certain Items plus discrete income tax items. Includes the impact of KMI’s income tax provision on Certain Items affecting earnings from equity investments and is separate from the related tax provision recognized at the investees by the joint ventures which are also taxable entities.
(3)	Amounts for the periods ending June 30, 2023 and 2022 include the following amounts reported within “Earnings from equity investments” on the accompanying Preliminary Consolidated Statements of Income: (i) $1 million and none for the three-month periods, respectively, and $(1) million and $5 million for the six-month periods, respectively, included within “Change in fair value of derivative contracts” and (ii) $67 million for the 2023 six-month period only included within “Loss on impairment” for a non-cash impairment related to our investment in Double Eagle Pipeline LLC in our Products Pipelines business segment.
(4)	Amounts for the periods ending June 30, 2023 and 2022 include, in aggregate, $(5) million and $(17) million for the three-month periods, respectively, and $(13) million and $(61) million for the six-month periods, respectively, included within “Interest, net” on the accompanying Preliminary Consolidated Statements of Income which consist of (i) $4 million and $(3) million for the three-month periods, respectively, and none and $(7) million for the six-month periods, respectively, of “Fair value amortization” and (ii) $(9) million and $(14) million for the three-month periods, respectively, and $(13) million and $(54) million for the six-month periods, respectively, of “Change in fair value of derivative contracts.”

Adjusted Earnings is calculated by adjusting net income attributable to Kinder Morgan, Inc. for Certain Items. Adjusted Earnings is used by us, investors and other external users of our financial statements as a supplemental measure that provides decision-useful information regarding our period-over-period performance and ability to generate earnings that are core to our ongoing operations. We believe the GAAP measure most directly comparable to Adjusted Earnings is net income attributable to Kinder Morgan, Inc. Adjusted Earnings per share uses Adjusted Earnings and applies the same two-class method used in arriving at basic earnings per share. (See the accompanying Tables 1 and 2.)

DCF is calculated by adjusting net income attributable to Kinder Morgan, Inc. for Certain Items, and further for DD&A and amortization of excess cost of equity investments, income tax expense, cash taxes, sustaining capital expenditures and other items. We also adjust amounts from joint ventures for income taxes, DD&A, cash taxes and sustaining capital expenditures (see “Amounts from Joint Ventures” below). DCF is a significant performance measure used by us, investors and other external users of our financial statements to evaluate our performance and to measure and estimate the ability of our assets to generate economic earnings after paying interest expense, paying cash taxes and expending sustaining capital. DCF provides additional insight into the specific costs associated with our assets in the current period and facilitates period-to-period comparisons of our performance from ongoing business activities. DCF is also used by us, investors, and other external users to compare the performance of companies across our industry. DCF per share serves as the primary financial performance target for purposes of annual bonuses under our annual incentive compensation program and for performance-based vesting of equity compensation grants under our long-term incentive compensation program. DCF should not be used as an alternative to net cash provided by operating activities computed under GAAP. We believe the GAAP measure most directly comparable to DCF is net income attributable to Kinder Morgan, Inc. DCF per share is DCF divided by average outstanding shares, including restricted stock awards that participate in dividends. (See the accompanying Table 2.)

Adjusted Segment EBDA is calculated by adjusting segment earnings before DD&A and amortization of excess cost of equity investments, general and administrative expenses and corporate charges, interest expense, and income taxes (Segment EBDA) for Certain Items attributable to the segment. Adjusted Segment EBDA is used by management in its analysis of segment performance and management of our business. We believe Adjusted Segment EBDA is a useful performance metric because it provides management, investors and other external users of our financial statements additional insight into performance trends across our business segments, our segments’ relative contributions to our consolidated performance and the ability of our segments to generate earnings on an ongoing basis. Adjusted Segment EBDA is also used as a factor in determining compensation under our annual incentive compensation program for our business segment presidents and other business segment employees. We believe it is useful to investors because it is a measure that management uses to allocate resources to our segments and assess each segment’s performance. (See the accompanying Table 4.)

Adjusted EBITDA is calculated by adjusting net income attributable to Kinder Morgan, Inc. before interest expense, income taxes, DD&A, and amortization of excess cost of equity investments (EBITDA) for Certain Items. We also include amounts from joint ventures for income taxes and DD&A (see “Amounts from Joint Ventures” below). Adjusted EBITDA (on a rolling 12-months basis) is used by management, investors and other external users, in conjunction with our Net Debt (as described further below), to evaluate our leverage. Management and external users also use Adjusted EBITDA as an important metric to compare the valuations of companies across our industry. Our ratio of Net Debt-to-Adjusted EBITDA is used as a supplemental performance target for purposes of our annual incentive compensation program. We believe the GAAP measure most directly comparable to Adjusted EBITDA is net income attributable to Kinder Morgan, Inc. (See the accompanying Tables 3 and 6.)

Amounts from Joint Ventures - Certain Items, DCF and Adjusted EBITDA reflect amounts from unconsolidated joint ventures (JVs) and consolidated JVs utilizing the same recognition and measurement methods used to record “Earnings from equity investments” and “Noncontrolling interests (NCI),” respectively. The calculations of DCF and Adjusted EBITDA related to our unconsolidated and consolidated JVs include the same items (DD&A and income tax expense, and for DCF only, also cash taxes and sustaining capital expenditures) with respect to the JVs as those included in the calculations of DCF and Adjusted EBITDA for our wholly-owned consolidated subsidiaries; further, we remove the portion of these adjustments attributable to non-controlling interests. (See Tables 2, 3, and 6.) Although these amounts related to our unconsolidated JVs are included in the calculations of DCF and Adjusted EBITDA, such inclusion should not be understood to imply that we have control over the operations and resulting revenues, expenses or cash flows of such unconsolidated JVs.

Net Debt is calculated by subtracting from debt (1) cash and cash equivalents, (2) debt fair value adjustments, and (3) the foreign exchange impact on Euro-denominated bonds for which we have entered into currency swaps. Net Debt, on its own and in conjunction with our Adjusted EBITDA (on a rolling 12-months basis) as part of a ratio of Net Debt-to-Adjusted EBITDA, is a non-GAAP financial measure that is used by management, investors and other external users of our financial information to evaluate our leverage. Our ratio of Net Debt-to-Adjusted EBITDA is also used as a supplemental performance target for purposes of our annual incentive compensation program. We believe the most comparable measure to Net Debt is total debt as reconciled in the notes to the accompanying Preliminary Consolidated Balance Sheets in Table 6.

Project EBITDA is calculated for an individual capital project as earnings before interest expense, taxes, DD&A and general and administrative expenses attributable to such project, or for JV projects, consistent with the methods described above under “Amounts from Joint Ventures,” and in conjunction with capital expenditures for the project, is the basis for our Project EBITDA multiple. Management, investors and others use Project EBITDA to evaluate our return on investment for capital projects before expenses that are generally not controllable by operating managers in our business segments. We believe the GAAP measure most directly comparable to Project EBITDA is the portion of net income attributable to a capital project. We do not provide the portion of budgeted net income attributable to individual capital projects (the GAAP financial measure most directly comparable to Project EBITDA) due to the impracticality of predicting, on a project-by-project basis through the second full year of operations, certain amounts required by GAAP, such as projected commodity prices, unrealized gains and losses on derivatives marked to market, and potential estimates for certain contingent liabilities associated with the project completion.

FCF is calculated by reducing cash flow from operations for capital expenditures (sustaining and expansion), and FCF after dividends is calculated by further reducing FCF for dividends paid during the period. FCF is used by management, investors and other external users as an additional leverage metric, and FCF after dividends provides additional insight into cash flow generation. Therefore, we believe FCF is useful to our investors. We believe the GAAP measure most directly comparable to FCF is cash flow from operations. (See the accompanying Table 7.)

Important Information Relating to Forward-Looking Statements

This news release includes forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934. Generally the words “expects,” “believes,” “anticipates,” “plans,” “will,” “shall,” “estimates,” “projects,” and similar expressions identify forward-looking statements, which are generally not historical in nature. Forward-looking statements in this news release include, among others, express or implied statements pertaining to: the long-term demand for KMI’s assets and services; energy evolution-related opportunities; KMI’s 2023 expectations; anticipated dividends; and KMI’s capital projects, including expected completion timing and benefits of those projects. Forward-looking statements are subject to risks and uncertainties and are based on the beliefs and assumptions of management, based on information currently available to them. Although KMI believes that these forward-looking statements are based on reasonable assumptions, it can give no assurance as to when or if any such forward-looking statements will materialize nor their ultimate impact on our operations or financial condition. Important factors that could cause actual results to differ materially from those expressed in or implied by these forward-looking statements include: the timing and extent of changes in the supply of and demand for the products we transport and handle; commodity prices; counterparty financial risk; and the other risks and uncertainties described in KMI’s reports filed with the Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K for the year-ended December 31, 2022 (under the headings “Risk Factors” and “Information Regarding Forward-Looking Statements” and elsewhere), and its subsequent reports, which are available through the SEC’s EDGAR system at www.sec.gov and on our website at ir.kindermorgan.com. Forward-looking statements speak only as of the date they were made, and except to the extent required by law, KMI undertakes no obligation to update any forward-looking statement because of new information, future events or other factors. Because of these risks and uncertainties, readers should not place undue reliance on these forward-looking statements.

CONTACTS
Dave Conover	Investor Relations
Media Relations	(800) 348-7320
Newsroom@kindermorgan.com	km_ir@kindermorgan.com

Table 1
Kinder Morgan, Inc. and Subsidiaries
Preliminary Consolidated Statements of Income
(In millions, except per share amounts, unaudited)

	Three Months Ended June 30,		% change	Six Months Ended June 30,		% change
	2023	2022		2023	2022
Revenues	$3,501	$5,151		$7,389	$9,444
Operating costs, expenses and other
Costs of sales (exclusive of items shown separately below)	971	2,683		2,186	4,577
Operations and maintenance	685	663		1,324	1,248
Depreciation, depletion and amortization	557	543		1,122	1,081
General and administrative	169	152		335	308
Taxes, other than income taxes	103	116		213	227
Gain on divestitures and impairments, net	(13)	(11)		(13)	(21)
Other income, net	(1)	(1)		(2)	(6)
Total operating costs, expenses and other	2,471	4,145		5,165	7,414
Operating income	1,030	1,006		2,224	2,030
Other income (expense)
Earnings from equity investments	208	182		373	369
Amortization of excess cost of equity investments	(19)	(19)		(36)	(38)
Interest, net	(443)	(355)		(888)	(688)
Other, net	2	23		4	42
Income before income taxes	778	837		1,677	1,715
Income tax expense	(168)	(184)		(364)	(378)
Net income	610	653		1,313	1,337
Net income attributable to NCI	(24)	(18)		(48)	(35)
Net income attributable to Kinder Morgan, Inc.	$586	$635		$1,265	$1,302
Class P Shares
Basic and diluted earnings per share	$0.26	$0.28	(7)%	$0.56	$0.57	(2)%
Basic and diluted weighted average shares outstanding	2,237	2,265	(1)%	2,242	2,266	(1)%
Declared dividends per share	$0.2825	$0.2775	2%	$0.565	$0.555	2%
Adjusted Earnings (1)	$540	$621	(13)%	$1,215	$1,353	(10)%
Adjusted Earnings per share (1)	$0.24	$0.27	(11)%	$0.54	$0.59	(8)%

Notes
(1)	Adjusted Earnings is Net income attributable to Kinder Morgan, Inc. adjusted for Certain Items; see Table 2 for a reconciliation. Adjusted Earnings per share uses Adjusted Earnings and applies the same two-class method used in arriving at basic earnings per share.

Table 2
Kinder Morgan, Inc. and Subsidiaries
Preliminary Net Income Attributable to Kinder Morgan, Inc. to Adjusted Earnings and DCF Reconciliations
(In millions, except per share amounts, unaudited)

	Three Months Ended June 30,		% change	Six Months Ended June 30,		% change
Preliminary Net Income Attributable to Kinder Morgan, Inc. to Adjusted Earnings	2023	2022		2023	2022
Net income attributable to Kinder Morgan, Inc.	$586	$635	(8)%	$1,265	$1,302	(3)%
Certain Items (1)
Fair value amortization	4	(3)		—	(7)
Change in fair value of derivative contracts	(62)	(27)		(130)	55
Loss on impairment	—	—		67	—
Income tax Certain Items	12	5		13	(15)
Other	—	11		—	18
Total Certain Items	(46)	(14)	(229)%	(50)	51	(198)%
Adjusted Earnings	$540	$621	(13)%	$1,215	$1,353	(10)%

Preliminary Net Income Attributable to Kinder Morgan, Inc. to DCF
Net income attributable to Kinder Morgan, Inc.	$586	$635	(8)%	$1,265	$1,302	(3)%
Total Certain Items (2)	(46)	(14)	(229)%	(50)	51	(198)%
DD&A	557	543		1,122	1,081
Amortization of excess cost of equity investments	19	19		36	38
Income tax expense (3)	156	179		351	393
Cash taxes	(8)	(8)		(9)	(9)
Sustaining capital expenditures	(195)	(176)		(351)	(291)
Amounts from joint ventures
Unconsolidated JV DD&A	80	76		161	153
Remove consolidated JV partners' DD&A	(15)	(11)		(31)	(22)
Unconsolidated JV income tax expense (4)(5)	20	20		46	41
Unconsolidated JV cash taxes (4)	(52)	(39)		(52)	(39)
Unconsolidated JV sustaining capital expenditures	(46)	(39)		(75)	(51)
Remove consolidated JV partners' sustaining capital expenditures	2	2		4	4
Other items (6)	18	(11)		33	(20)
DCF	$1,076	$1,176	(9)%	$2,450	$2,631	(7)%
Weighted average shares outstanding for dividends (7)	2,250	2,277		2,255	2,279
DCF per share	$0.48	$0.52	(8)%	$1.09	$1.15	(5)%
Declared dividends per share	$0.2825	$0.2775		$0.565	$0.555

Notes
(1)	See table included in “Non-GAAP Financial Measures—Certain Items.”
(2)	See "Preliminary Net Income Attributable to Kinder Morgan, Inc. to Adjusted Earnings" above for a detailed listing.
(3)	To avoid duplication, adjustments for income tax expense for the periods ended June 30, 2023 and 2022 exclude $12 million and $5 million for the three-month periods, respectively, and $13 million and $(15) million for the six-month periods, respectively, which amounts are already included within “Certain Items.” See table included in “Non-GAAP Financial Measures—Certain Items.”
(4)	Associated with our Citrus, NGPL and Products (SE) Pipe Line equity investments.
(5)	Includes the tax provision on Certain Items recognized by the investees that are taxable entities. The impact of KMI’s income tax provision on Certain Items affecting earnings from equity investments is included within “Certain Items” above. See table included in “Non-GAAP Financial Measures—Certain Items.”
(6)	Includes non-cash pension expense, non-cash compensation associated with our restricted stock program and pension contributions.
(7)	Includes restricted stock awards that participate in dividends.

Table 3
Kinder Morgan, Inc. and Subsidiaries
Preliminary Net Income Attributable to Kinder Morgan, Inc. to Adjusted EBITDA Reconciliation
(In millions, unaudited)

	Three Months Ended June 30,		% change	Six Months Ended June 30,		% change
	2023	2022		2023	2022
Net income attributable to Kinder Morgan, Inc.	$586	$635	(8)%	$1,265	$1,302	(3)%
Certain Items (1)
Fair value amortization	4	(3)		—	(7)
Change in fair value of derivative contracts	(62)	(27)		(130)	55
Loss on impairment	—	—		67	—
Income tax Certain Items	12	5		13	(15)
Other	—	11		—	18
Total Certain Items	(46)	(14)		(50)	51
DD&A	557	543		1,122	1,081
Amortization of excess cost of equity investments	19	19		36	38
Income tax expense (2)	156	179		351	393
Interest, net (3)	448	372		901	749
Amounts from joint ventures
Unconsolidated JV DD&A	80	76		161	153
Remove consolidated JV partners' DD&A	(15)	(11)		(31)	(22)
Unconsolidated JV income tax expense (4)	20	20		46	41
Adjusted EBITDA	$1,805	$1,819	(1)%	$3,801	$3,786	—%

Notes
(1)	See table included in “Non-GAAP Financial Measures—Certain Items.”
(2)	To avoid duplication, adjustments for income tax expense for the periods ended June 30, 2023 and 2022 exclude $12 million and $5 million for the three-month periods, respectively, and $13 million and $(15) million for the six-month periods, respectively, which amounts are already included within “Certain Items.” See table included in “Non-GAAP Financial Measures—Certain Items.”
(3)	To avoid duplication, adjustments for interest, net for the periods ended June 30, 2023 and 2022 exclude $(5) million and $(17) million for the three-month periods, respectively, and $(13) million and $(61) million for the six-month periods, respectively, which amounts are already included within “Certain Items.” See table included in “Non-GAAP Financial Measures—Certain Items.”
(4)	Includes the tax provision on Certain Items recognized by the investees that are taxable entities associated with our Citrus, NGPL and Products (SE) Pipe Line equity investments. The impact of KMI’s income tax provision on Certain Items affecting earnings from equity investments is included within “Certain Items” above.

Table 4
Kinder Morgan, Inc. and Subsidiaries
Preliminary Reconciliation of Segment EBDA to Adjusted Segment EBDA
(In millions, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Segment EBDA (1)
Natural Gas Pipelines Segment EBDA	$1,255	$1,134	$2,750	$2,318
Certain Items (2)
Change in fair value of derivative contracts	(54)	(12)	(119)	94
Other	—	11	—	18
Natural Gas Pipelines Adjusted Segment EBDA	$1,201	$1,133	$2,631	$2,430

Products Pipelines Segment EBDA	$285	$299	$469	$598
Certain Items (2)
Change in fair value of derivative contracts	1	—	1	—
Loss on impairment	—	—	67	—
Products Pipelines Adjusted Segment EBDA	$286	$299	$537	$598

Terminals Segment EBDA	$261	$253	$515	$491

CO2 Segment EBDA	$175	$212	$347	$404
Certain Items (2)
Change in fair value of derivative contracts	—	(1)	1	15
CO2 Adjusted Segment EBDA	$175	$211	$348	$419

Notes
(1)	Includes revenues, earnings from equity investments, operating expenses, gain on divestitures and impairments, net, other income, net, and other, net. Operating expenses include costs of sales, operations and maintenance expenses, and taxes, other than income taxes. The composition of Segment EBDA is not addressed nor prescribed by generally accepted accounting principles.
(2)	See “Non-GAAP Financial Measures—Certain Items.”

Table 5
Segment Volume and CO2 Segment Hedges Highlights
(Historical data is pro forma for acquired and divested assets, JV volumes at KMI share)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Natural Gas Pipelines (1)
Transport volumes (BBtu/d)	39,173	37,465	39,783	38,387
Sales volumes (BBtu/d)	2,220	2,579	2,169	2,547
Gathering volumes (BBtu/d)	3,518	2,944	3,398	2,856
NGLs (MBbl/d) (1)	34	30	33	31
Products Pipelines (MBbl/d)
Gasoline (2)	1,004	1,017	976	979
Diesel fuel	356	372	342	371
Jet fuel	290	267	281	255
Total refined product volumes	1,650	1,656	1,599	1,605
Crude and condensate	495	478	477	482
Total delivery volumes (MBbl/d)	2,145	2,134	2,076	2,087
Terminals (1)
Liquids leasable capacity (MMBbl)	78.6	78.2	78.6	78.2
Liquids leased capacity %	93.6%	91.4%	93.2%	91.0%
Bulk transload tonnage (MMtons)	13.7	13.7	27.1	26.7
CO2
SACROC oil production	21.81	19.67	20.37	19.47
Yates oil production	6.55	6.35	6.65	6.57
Other	2.46	2.82	2.53	2.86
Total oil production - net (MBbl/d) (3)	30.82	28.84	29.55	28.90
NGL sales volumes - net (MBbl/d) (3)	9.24	9.24	8.70	9.33
CO2 sales volumes - net (Bcf/d)	0.342	0.350	0.352	0.361
Realized weighted average oil price ($ per Bbl)	$67.73	$68.92	$67.45	$67.91
Realized weighted average NGL price ($ per Bbl)	$31.22	$41.86	$32.54	$42.77

CO2 Segment Hedges	Remaining 2023	2024	2025	2026	2027
Crude Oil (4)
Price ($ per Bbl)	$65.17	$63.06	$62.14	$64.63	$61.49
Volume (MBbl/d)	25.60	17.20	10.45	7.20	0.90
NGLs
Price ($ per Bbl)	$53.95	$49.48
Volume (MBbl/d)	4.27	0.78

Notes
(1)	Volumes for acquired pipelines are included for all periods, however, EBDA contributions from acquisitions are included only for periods subsequent to their acquisition. Volumes for facilities divested, idled and/or held for sale are excluded for all periods presented.
(2)	Gasoline volumes include ethanol pipeline volumes.
(3)	Net of royalties and outside working interests.
(4)	Includes West Texas Intermediate hedges.

Table 6
Kinder Morgan, Inc. and Subsidiaries
Preliminary Consolidated Balance Sheets
(In millions, unaudited)

	June 30,	December 31,
	2023	2022
Assets
Cash and cash equivalents	$497	$745
Other current assets	2,221	3,058
Property, plant and equipment, net	35,759	35,599
Investments	7,665	7,653
Goodwill	19,965	19,965
Deferred charges and other assets	2,966	3,058
Total assets	$69,073	$70,078
Liabilities and Stockholders' Equity
Short-term debt	$2,760	$3,385
Other current liabilities	2,843	3,545
Long-term debt	28,536	28,288
Debt fair value adjustments	96	115
Other	2,929	2,631
Total liabilities	37,164	37,964
Other stockholders' equity	30,859	31,144
Accumulated other comprehensive loss	(290)	(402)
Total KMI stockholders' equity	30,569	30,742
Noncontrolling interests	1,340	1,372
Total stockholders' equity	31,909	32,114
Total liabilities and stockholders' equity	$69,073	$70,078

Net Debt (1)	$30,797	$30,936

	Adjusted EBITDA Twelve Months Ended (2)
Reconciliation of Net Income Attributable to Kinder Morgan, Inc. to Last Twelve Months Adjusted EBITDA	June 30,	December 31,
	2023	2022
Net income attributable to Kinder Morgan, Inc.	$2,511	$2,548
Total Certain Items (3)	(13)	88
DD&A	2,227	2,186
Amortization of excess cost of equity investments	73	75
Income tax expense (4)	704	747
Interest, net (4)	1,677	1,524
Amounts from joint ventures
Unconsolidated JV DD&A	330	323
Less: Consolidated JV partners' DD&A	(59)	(50)
Unconsolidated JV income tax expense	81	75
Adjusted EBITDA	$7,531	$7,516

Net Debt-to-Adjusted EBITDA	4.1	4.1

Notes
(1)	Amounts calculated as total debt, less (i) cash and cash equivalents; (ii) debt fair value adjustments; and (ii) the foreign exchange impact on our Euro denominated debt of $2 million and $(8) million as of June 30, 2023 and December 31, 2022, respectively, as we have entered into swaps to convert that debt to U.S.$.
(2)	Reflects the rolling 12-month amounts for each period above.
(3)	See table included in “Non-GAAP Financial Measures—Certain Items.”
(4)	Amounts are adjusted for Certain Items. See “Non-GAAP Financial Measures—Certain Items” for more information.

Table 7
Kinder Morgan, Inc. and Subsidiaries
Preliminary Supplemental Information
(In millions, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
KMI FCF
Net income attributable to Kinder Morgan, Inc.	$586	$635	$1,265	$1,302
Net income attributable to noncontrolling interests	24	18	48	35
DD&A	557	543	1,122	1,081
Amortization of excess cost of equity investments	19	19	36	38
Deferred income taxes	164	179	354	369
Earnings from equity investments	(208)	(182)	(373)	(369)
Distribution of equity investment earnings (1)	179	183	367	348
Working capital and other items (2)	229	169	64	(156)
Cash flow from operations	1,550	1,564	2,883	2,648
Capital expenditures (GAAP)	(535)	(372)	(1,042)	(779)
FCF	1,015	1,192	1,841	1,869
Dividends paid	(637)	(631)	(1,264)	(1,247)
FCF after dividends	$378	$561	$577	$622

Notes
(1)	Periods ended June 30, 2023 and 2022 exclude distributions from equity investments in excess of cumulative earnings of $57 million and $54 million for the three-month periods, respectively, and $118 million and $104 million for the six-month periods, respectively. These are included in cash flows from investing activities on our consolidated statement of cash flows.
(2)	Includes non-cash impairments recognized. See table included in “Non-GAAP Financial Measures—Certain Items” for more information.